BLACK HILLS CORPORATION
NONQUALIFIED DEFERRED COMPENSATION PLAN
(As Amended and Restated effective January 1, 2011)

1.    Purpose of Plan and Effective Date. The original effective date of this Black Hills Corporation Nonqualified Deferred Compensation Plan (“Plan”) was the 1st day of June, 1999. The purpose of the Plan is to provide benefits to a select group of management or highly compensated employees who contribute materially to the continued growth, development and future business success of the Company. It is the intention of the Company that this Plan shall be administered as an unfunded benefit plan established and maintained for a select group of management or highly compensated employees. The Plan was amended and restated effective January 1, 2009 with the intention that it would comply with Code Section 409A and the regulations issued thereunder effective January 1, 2009. During the period from January 1, 2005 though December 31, 2008, it was the Company's intention to operate this Plan in reasonable good faith compliance with Code Section 409A and the interim guidance issued thereunder.

The Plan was again amended and restated effective January 1, 2010. The Plan is hereby again amended and restated effective January 1, 2011 to make certain changes with respect to non-elective employer contributions and to provide for the establishment and funding of a grantor trust in the event of a Change in Control, as defined herein.

2.    Definitions. For purposes of this Plan, the following phrases or terms have the indicated meanings unless otherwise clearly apparent from the context:

(a)    “Affiliate” shall mean any business organization or legal entity that directly or indirectly, controls, is controlled by or is under common control with the Company. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by”, and “under common control with”) includes the possession, direct or indirect, of the power to vote 50 percent or more of the voting equity securities, membership interest, or other voting interest, or to direct or cause the direction of the management and policies of such business organization or other legal entity, whether through the ownership of voting equity securities, membership interest, by contract, or otherwise.

(b)    “Base Salary” shall mean the compensation paid to a Participant by the Employer during a calendar year, including any compensation reduction under a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code or under a flexible benefit program under Section 125 of the Internal Revenue Code but not including any amounts paid to the Participant as overtime, bonus, commission, or incentive compensation, nor reimbursements and expense allowances, fringe benefits, moving expenses, nonqualified deferred compensation, or welfare benefits.

(c)    “Base Salary Contribution” means that part of a Participant's Base Salary that such Participant has elected to defer pursuant to Section 4.1.

(d)    “Beneficiary” shall mean the person, persons, or estate of a Participant, entitled to receive any benefits subsequent to the death of a Participant under a Beneficiary Designation form entered into in accordance with the terms of this Plan.

(e)    “Beneficiary Designation” shall mean the form of written agreement, by which the Participant names the Beneficiary(ies) under the Plan.

(f)    “Board of Directors” shall mean the Board of Directors of the Company.

(g)    “Change in Control” shall mean a change in the ownership or effective control of the Company or a Subsidiary, or a change in the ownership of a substantial portion of the assets of the Company or a Subsidiary, as defined under Code Section 409A and the regulations issued thereunder.

(h)    “Code” shall mean the Internal Revenue Code of 1986, as amended.

(i)    “Commencement Date” shall mean the date specified in the Plan or, if applicable, the commencement date elected by the Participant's pursuant to Section 7.3 or Section 7.4.

(j)    “Committee” shall mean the Compensation Committee of the Board of Directors.

(k)    “Company” shall mean Black Hills Corporation, a South Dakota corporation, with principal offices in the State of South Dakota, and any successor thereto.

(l)    "Controlled Group Member" shall mean any corporation which is a member of a controlled group of corporations (as defined in Code Section 414(b)) which includes the Company; any trade or business (whether or not incorporated) which is under common control (as defined in Code Section 414(c)) with the Company; any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in Code Section 414(m)) which includes the Company; and any other entity required to be aggregated with the Company pursuant to regulations under Code Section 414(o).

(m)    “Disability” or “Disabled” shall mean that a Participant (i) is receiving income replacement benefits for at least three months under an employer-sponsored accident and health plan because of any medically determinable physical or mental impairment that is expected to last at least 12 continuous months or result in death, or (ii) has been determined to be totally disabled by the Social Security Administration.

(n)    “Elective Account” shall mean the memorandum account established and maintained by the Company for each Participant with respect to the Participant's total interest in the Plan resulting from the Participant's Base Salary Contributions, Incentive Contributions, Performance Share Contributions and/or RSU Contributions plus the earnings thereon.

(o)    “Elective Contributions” shall mean a Participant's Base Salary Contributions, Incentive Contributions, Performance Share Contributions and RSU Contributions, as applicable.

(p)    “Employee” shall mean any person who is in the regular full-time employment of the Company or a Subsidiary, as determined by the personnel rules and practices of the Company or a Subsidiary. The term does not include persons who are retained by the Company or a Subsidiary solely as consultants.

(q)    “Employer” shall mean the Company and any Subsidiary that duly adopts the Plan, and any successor thereto.

(r)    “Excess Compensation” shall mean the amount by which a Participant's Total Compensation exceeds the Participant's Compensation (as defined in Section 11.4 of the RSP).

(s)    “Group A Participants” shall mean Participants who are listed on Appendix A.

(t)    “Group B Participants” shall mean Participants who are listed on Appendix B.

(u)    “Incentive Contribution” shall mean that portion of a Participant's incentive award under the Company's Short Term Annual Incentive Plan (“STIP”) which the Participant has elected to defer under the STIP and under Section 4.2.

(v)    “Installments” shall mean substantially equal annual or monthly installment payments over a period of years designated by the Participant but not to exceed 15 years. If annual installments are elected, the first annual installment payment shall be made in cash to the Participant during the first 60 days of the Plan Year beginning after the Commencement Date specified in Section 6.1 or Section 7.1 or, if later, on the Commencement Date specified in the Participant's election pursuant to Section 7.3 or 7.4. Subsequent annual installments shall be paid to the Participant during the first 60 days of subsequent Plan Years (or within 60 days after subsequent anniversaries of the Commencement Date specified in the Participant's election pursuant to Section 7.3 or 7.4). If monthly installments are elected, the first payment shall be made during the first 60 days of the Plan Year beginning after the Participant's Commencement Date specified in Section 6.1 or Section 7.1 or, if later, on the Commencement Date specified in the Participant's election pursuant to Section 7.3 or 7.4 and shall include payments for each calendar month, if any, commencing between the payment date and the first day of the Plan Year following the Commencement Date specified in Section 6.1 or Section 7.1 (or the Commencement Date specified in the Participant's election pursuant to Section 7.3 or 7.4, as applicable). Subsequent monthly payments shall be made to the Participant on the first day of each month. Subsequent to the first installment payment, accrued interest on the unpaid accumulated balance will be added to each subsequent payment based on amortization over the term of payment. The interest rate to be used shall be equal to the seven year United States Treasury Bond yield as determined on the Commencement Date. If the Participant dies after Installment payments begin, the remaining Account balance shall be paid to the Participant's Beneficiary or Beneficiaries in a lump sum within 60 days after the Participant's death or, if later, by the end of the Plan Year in which the Participant's death occurred. An amount payable on a date specified in this Section shall be paid as soon as administratively feasible after such date; but no later than the later of (a) the end of the calendar year in which the Commencement Date occurs; or (b) the 15th day of the third calendar month following such Commencement Date (provided neither the Participant, nor the Beneficiary shall have a right to designate the taxable year of the payment).

(w)    “Key Employee” shall mean a Participant who is a specified employee, as defined as in Code Section 409A and the regulations and other official guidance issued thereunder, and as determined in accordance with procedures established by the Committee.

(x)    “Non-elective Account” shall mean the memorandum account established and maintained by the Company for each Participant with respect to the Participant's total interest in the Plan resulting from RSP Supplemental Contributions, Supplemental Matching Contributions, Supplemental Target Contributions, and/or Supplemental Retirement Contributions, as applicable, plus the earnings thereon.

(y)    “Non-elective Contributions” shall mean RSP Supplemental Contributions, Supplemental Target Contributions, Supplemental Retirement Contributions, and/or Supplemental Matching Contributions, as applicable.

(z)    "Omnibus Plan" shall mean the Omnibus Incentive Plan.

(aa)    “Participant” shall mean an Employee who is selected to participate in the Plan.

(bb)    “Performance Share Contributions” shall mean that portion of a Participant's Performance Share Award under the Company's Omnibus Plan which the Participant has elected to defer under the Participant's Performance Share Award Agreement and the Omnibus Plan and under Section 4.4.

(cc)    “Plan Year” shall mean the Plan's accounting year of 12 months beginning on January 1 and ending on the following December 31.

(dd)    “RSP” shall mean the Black Hills Corporation Retirement Savings Plan, as amended from time to time.

(ee)    “RSP Supplemental Contributions” shall mean non-elective contributions equal to the amount, if any, of matching contributions that could not be allocated on behalf of a Group 2 Participant under the RSP due to the results of ADP/ACP testing for a calendar year. Group 2 Participants are listed on Schedule 2.

(ff)    “RSU Agreement” shall mean the restricted stock unit agreement between the Participant and the Company.

(gg)    "RSU Contribution" shall mean a Participant's restricted stock unit award under the Company's Omnibus Plan or any successor plan that the Participant has deferred pursuant to the terms of the RSU Agreement and under Section 4.3.

(hh)    “Stock Account” shall mean a common stock equivalent memorandum account.

(ii)    “Subsidiary” shall mean any business organization in which the Company, directly or indirectly owns a majority of its voting power or voting equity securities or equity interest and which the Board of Directors designates as a Subsidiary for purposes of this Plan.

(jj)    “Supplemental Matching Contributions” shall mean an amount equal to a percentage of a Group 2 Participant's Excess Compensation for a Plan Year. Group 2 Participants and the applicable specified percentage for each Group 2 Participant are listed on Schedule 2. Supplemental Matching Contributions are not conditioned upon a Participant's election to make deferrals under this Plan or under the RSP.

(kk)    “Supplemental Retirement Contributions” shall mean the amount by which (1) exceeds (2), where

(1) is the amount that would have been contributed to the RSP on behalf of a Group 3 Participant as a non-safe harbor non-elective employer contribution described in Section 7 of the RSP if such contribution were determined as a percentage of the Group 3 Participant's Total Compensation for a Plan Year and

(2) is the amount actually contributed to the RSP as a non-safe harbor non-elective employer contribution described in Section 7 of the RSP on behalf of the Group 3 Participant for the Plan Year. Group 3 Participants are listed on Schedule 3.

(ll)    “Supplemental Target Contributions” shall mean an amount equal to the specified percentage of Group 1 Participant's Total Compensation for a Plan Year. Group 1 Participants and the specified percentage for each such Participant are listed on Schedule 1.

(mm)    “Termination of Employment” shall mean separation from service with the Company and all Affiliates for any reason other than death, in accordance with the provisions of Code Section 409A. Pursuant to Code Section 409A, unless the facts and circumstances indicate otherwise, a Termination of Employment is presumed to have occurred where the Participant's level of bona fide services performed decreases to a level equal to 20 percent or less of the average level of services performed by the Participant during the immediately preceding 36-month period, and a Termination of Employment will be presumed not to have occurred where the Participant's level of bona fide services performed continues at a level that is 50 percent or more of the average level of service performed by the Participant during the immediately preceding 36-month period. However, a Termination of Employment does not occur while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, while the Participant retains a right to reemployment with the Company or any Affiliate under an applicable statute or by contract. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Company or an Affiliate. If the period of leave exceeds six months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the Participant's Termination of Employment is deemed to occur on the day after the end of the six-month period.

(nn)    “Total Compensation” shall mean Compensation as defined in Section 11.4 of the RSP, but determined without regard to the Code Section 401(a)(17) limitation.

(oo)    “Year of Vesting Service” shall mean each complete twelve-month period beginning on the date an employee becomes a Participant in the Plan and ending at the employee's death or Termination of Employment or, if earlier, when the employee's participation in the Plan is discontinued by the Board of Directors. Partial years shall be disregarded.

3.    Eligibility and Participation. In order to be eligible for participation in the Plan, an Employee must be selected by the Board of Directors. The Board of Directors, in its sole and absolute discretion, shall determine eligibility for participation from among management or highly compensated employees of the Employer in accordance with the purposes of the Plan and shall determine the amount and type of Non-elective Contributions, if any, to be made on behalf of any Participant. An Employee ceases to be eligible for participation in the Plan upon his Termination of Employment or, if earlier, the date his participation is discontinued by the Board of Directors. If a Participant or former Participant is reemployed by an Employer following a Termination of Employment, such employee will not become eligible for participation again unless he is again designated by the Board of Directors.

4.    Contributions.

4.1    Base Salary Contributions. Each Participant may elect to defer up to 50% of the Participant's Base Salary for a Plan Year. An election to defer Base Salary must be made in writing prior to the beginning of a Plan Year. An election made with respect to a Participant's Base Salary for a Plan Year becomes irrevocable on the last day of the prior Plan Year. Except as otherwise provided herein, the election may not be changed during the Plan Year and remains in place for subsequent Plan Years until changed or revoked. A change or revocation with respect to a subsequent Plan Year must be made in writing before the end of the prior Plan Year.

Notwithstanding the foregoing, a newly eligible Participant may, within 30 days after the date he becomes eligible, elect in writing to defer Base Salary for the Plan Year in which he first becomes eligible, but only with respect to Base Salary earned subsequent to the election. Except as otherwise provided herein, such election is irrevocable with respect to the remainder of the Plan Year and remains in place for subsequent Plan Years until changed or revoked. A change or revocation with respect to a subsequent Plan Year must be made in writing before the end of the prior Plan Year.

The Participant's Base Salary Contribution shall be allocated to the Elective Account each pay period.

The Base Salary Contribution election of a Participant who receives an emergency withdrawal due to an Unforeseeable Emergency under Section 7.1 or a hardship distribution under a tax-qualified 401(k) plan maintained by the Company shall be cancelled. A Participant whose Base Salary Contribution election is cancelled due to an Unforeseeable Emergency under Section 7.1 may elect to resume Base Salary Contributions with respect to a Plan Year beginning after such distribution is made by making an election prior to the beginning of such Plan Year. A Participant whose Base Salary Contribution election is cancelled due to a hardship withdrawal under a tax-qualified 401(k) plan maintained by the Company may elect to resume Base Salary Contributions with respect to a Plan Year beginning at least 6 months after such withdrawal is made by making an election prior to the beginning of such Plan Year.

4.2    Incentive Contributions. A Participant may elect to defer the receipt of all or any portion of a Participant's incentive award under the STIP, including shares of Company stock. The deferral election must be filed by June 30 of the Plan Year prior to the Plan Year in which the Award will be determined or, if earlier, by the day before the date on which the Incentive Award has become readily ascertainable (as defined for purposes of Section 409A of the Internal Revenue Code). In no event shall an election to defer be effective unless the Participant is an employee at all times from the first day of the Plan Year prior to the Plan Year in which the Award will be determined (or, if later, the date the performance measures under the STIP for the Plan Year have been established) until the date the election is made. The amount of the incentive award deferred shall be allocated to the Participant's Elective Account as of the date it would have been distributed if no deferral election had been made. In the event that Participant defers a stock award under the STIP, then the Company shall establish within the Participant's Elective Account Stock Account and shall credit the Stock Account with Company common stock equivalents, including fractional equivalents. Appropriate adjustments shall be made to the Stock Account for stock splits, stock dividends, mergers, consolidation and other similar circumstances affecting the Company common stock.

4.3    RSU Contributions. A Participant who has been granted an award of Restricted Shares under the Omnibus Plan may elect to receive the entire award in the form of restricted stock units and defer the receipt thereof as an RSU Contribution. The election to receive restricted stock units must be made before the beginning of the Plan Year in which the grant of Restricted Shares is made. The amount of the award deferred under the Omnibus Plan and RSU Agreement shall be allocated to the Participant's Elective Account upon receipt by the Company of the Participant's executed RSU Agreement. If the Participant does not vest in the award under the terms of the RSU Agreement, the deferral of the RSU Contribution shall be null and void. The Company shall establish within the Participant's Elective Account a Stock Account for the RSU contribution (as defined in Section 4.2) and shall credit the Stock Account with Company common stock equivalents (but not actual shares), including fractional equivalents. Appropriate adjustments shall be made to the Stock Account for Stock splits, stock dividends, mergers, consolidation and other similar circumstances affecting the Company common stock. A Participant's RSU Contributions shall remain subject to, and shall vest in accordance with, the terms of the applicable RSU Agreement.

4.4    Performance Share Contributions. A Participant may elect under the terms of the Company's Omnibus Plan and his Performance Share Award Agreement, to defer the receipt of all or any portion of a Participant's Performance Share Award thereunder, including shares of Company stock. The election to defer must be made in writing before the beginning of the Performance Period specified in the Performance Share Award Agreement. The amount of the award deferred under the Omnibus Plan and Performance Share Award Agreement shall be allocated to the Participant's Elective Account upon receipt by the Company of the Participant's deferral election. If the Participant does not vest in the award under the terms of the Performance Share Award Agreement, the deferral of the Performance Share Contribution shall be null and void. In the event that Participant defers a stock award, then the Company shall establish a Stock Account within the Participant's Elective Account and shall credit the Stock Account with Company common stock equivalents, including fractional equivalents. Appropriate adjustments shall be made to the Stock Account for stock splits, stock dividends, mergers, consolidation and other similar circumstances affecting the Company common stock. A Participant's Performance Share Contributions shall remain subject to, and shall vest in accordance with, the terms of the applicable Performance Share Award Agreement.

4.5    Supplemental Matching Contributions. As of the last day of each Plan Year, the Company shall credit to each Group 2 Participant's Non-Elective Account the amount of the Supplemental Matching Contributions determined in accordance with the terms of the Plan. For Plan Years beginning on or after January 1, 2011, Supplemental Matching Contributions shall be credited to each Group 2 Participant's Non-Elective Account as of the last day of each pay period in which the Participant receives Excess Compensation.

4.6    Supplemental Target Contributions. As of the last day of each Plan Year, the Company shall credit to each Group 1 Participant's Non-Elective Account the amount of Supplemental Target Contribution determined in accordance with the terms of the Plan. Notwithstanding the foregoing, the Board retains discretion to determine which Participants are Group 1 Participants and the amount, if any, of Supplemental Target Contributions to be made with respect to individuals who become Group 1 Participants after January 1, 2010.

4.7    Supplemental Retirement Contributions. As of the last day of each Plan Year, the Company shall credit to each Group 3 Participant's Non-Elective Account the amount of Supplemental Retirement Contributions determined in accordance with the terms of the Plan. For Plan Years beginning on or after January 1, 2011, Supplemental Retirement Contributions shall be credited to each Group 3 Participant's Non-Elective Account as of the last day of each pay period in which the Participant receives Excess Compensation.

4.8    RSP Supplemental Contributions. After the end of each Plan Year, the Company shall determine the amount, if any, of RSP Supplemental Contributions to which a Participant is entitled and shall credit such amount to the Participant's Non-Elective Account as of the last day of such Plan Year.

4.9    Notwithstanding the provisions of Sections 4.5, 4.6 and 4.7, if distribution of a Participant's Non-elective Account begins during the Plan Year in which the Participant's death, Disability or Termination of Employment occurs, the Non-elective Contributions, if any, which would otherwise be credited to the Participant's Non-elective Account under Sections 4.5, 4.6, or 4.7 as of the last day of the Plan Year shall be determined using the Participant's Total Compensation or Excess Compensation, as applicable, for the portion of the Plan Year prior to the Participant's death, Disability or Termination of Employment, as applicable, and shall be credited to the Participant's Non-elective Account as of the date of the Participant's death, Disability or Termination of Employment, as applicable. RSP Supplemental Contributions, if any, credited to a Participant's Non-elective Account after distribution of the Non-elective Account has been made in a lump sum shall be distributed in a lump sum within 60 days after the amount is determined under Section 4.8.

5.    Earnings on Participant's Accounts.

5.1    Elective Accounts. Each Participant may, at the time of his deferral election, choose to allocate the amount of Base Salary Contributions deferred and the amount of the Incentive Contributions deferred (except for the Company stock deferred) into certain categories of hypothetical investments to be determined by the Participant as are available under the range of investments as may be allowed by any third-party service provider to the Plan, or trustee, if any, or if none, from the range of investments as determined by the Committee in its discretion. The amounts deferred into a Participant's Elective Account shall change in value based upon the allocated underlying hypothetical investments, including Company stock. RSU Contributions shall remain in Company stock equivalents until distribution.

5.2    Non-Elective Accounts. Effective January 1, 2011, each Participant may, in accordance with procedures established by the Committee, choose to allocate the amount of RSP Supplemental Contributions, Supplemental Matching Contributions, Supplemental Target Contributions, and Supplemental Retirement Contributions credited to his Non-elective Account into hypothetical investment accounts that mirror the actual investment options available to participants under the RSP with the exception of the Personal Choice Retirement Account (PRCA) option which is not available for this Plan. The amounts credited to a Participant's Non-elective Account shall change in value based upon the allocated underlying hypothetical investments. The hypothetical investment options may be changed from time to time by the Company's Benefits Committee, in its discretion. If a Participant fails to make investment allocations in accordance with procedures established by the Committee, his Non-elective Account shall be invested in a hypothetical investment account that mirrors the investment fund designated as the default fund under the RSP.

5.3    During the period prior to January 1, 2011, all Non-elective Accounts shall be credited with interest at a rate, compounded annually, equal to the seven year United States Treasury Bond yield as determined on the first day of the Plan Year. Interest shall be credited from the date an amount is allocated to the Plan on behalf of a Participant under Section 4 through the date on which such amount is distributed to the Participant or his Beneficiary or, if earlier, the date the hypothetical investment accounts become available under Section 5.2.

6.    Payment of Participant's Elective Account.

6.1    Commencement Date. Upon a Participant's Termination of Employment, the Employer shall pay to or cause to be paid to such Participant the then amount in the Participant's Elective Account, at the time specified in Section 6.2.

6.2.    Form of Payment. Each time a Participant elects to make Base Salary Contributions, Incentive Contributions, RSU Contributions or Performance Share Contributions under Section 4.1, 4.2, 4.3, or 4.4, as applicable, the Participant shall choose one of the following payment options for the portion of his Account attributable to such Contributions and payable upon his Termination of Employment:

(a)    a lump sum payment to be paid within 60 days after the Participant's Termination of Employment (provided the Participant shall not have a right to designate the taxable year of the payment), or

(b)     Installments to be paid at the time specified in the definition of Installments.

The amount in the Participant's Elective Account shall be paid in cash, except that any amounts in the Participant's Stock Account attributable to Incentive Contributions, Performance Shares, or RSU Contributions shall be paid in the form of shares of Company common stock.

A Participant who makes no election with respect to his Contributions shall be deemed to have elected to receive payment of his Account attributable to such Contributions in a lump sum. The Participant's election (or deemed election) of a payment option shall be irrevocable.

6.3    Special Election. Notwithstanding Section 6.2, each Participant who became a Participant before January 1, 2009 and who does not have a Termination of Employment before January 1, 2009 may elect, in writing and in accordance with procedures established by the Committee, to change the form of payment he previously elected for payment of his Elective Account upon his Termination of Employment. Such election shall apply to all or any portion of his Account, as the Participant shall specify, and shall be irrevocable.

7.    Payment of Participant's Non-elective Account.

7.1    Commencement Date. Unless the Participant elects otherwise under Section 7.3 or Section 7.4, upon the Participant's Termination of Employment or, if later, the Participant's 55th birthday, the Employer shall pay to or cause to be paid to such Participant the then amount in the Participant's Non-elective Account.

7.2    Form of Payment. Unless the Participant elects otherwise under Section 7.3 or Section 7.4, payment of the Participant's Non-elective Account shall be made in the form of a single lump sum within 60 days after his Termination of Employment or, if later his 55th birthday (provided the Participant shall not have a right to designate the taxable year of the payment).

A Participant may elect instead, pursuant to Section 7.3 or Section 7.4 to receive payment in Installments, to be paid at the time specified in the definition of Installments. If the Participant dies after Installment payments begin, the remaining Account balance shall be paid to the Participant's Beneficiary or Beneficiaries in a lump sum within 60 days after the Participant's death or, if later, by the end of the Plan Year in which the Participant's death occurred.

The Participant's Non-elective Account shall be paid in cash.

7.3.    Initial Election of Installments or Commencement Date. Each Participant may elect a Commencement Date for his Non-elective Account that is later than the date specified in Section 7.1. Each Participant may elect to receive his Non-elective Account in Installments.

An election may be made at any time during the period beginning on the date the Participant is designated as a Participant and ending 30 days after his Participation begins; provided that (1) the Participant shall have no vested interest in his Non-elective Account until the later of (A) the date the Non-Elective Account would otherwise become 20% vested pursuant to the terms of Section 9.2 in the case of a Group A Participant or 100% vested under Section 9.3 in the case of a Group B Participant and (B) the first day of the 14th month following the date his participation begins (unless, prior to the later of such dates, the Participant dies or becomes Disabled while an employee and a Participant, in which case the Non-elective Account, if any, shall be 100% vested and shall be paid in accordance with Section 11 or Section 12, as applicable).

A Participant who does not make an effective election to receive Installments shall be deemed to have elected to receive payment of his Non-elective Account under Section 7.2. A Participant who does not make an effective election of a Commencement Date shall be deemed to have elected the Commencement Date specified in Section 7.1.

The Participant's election (or deemed election) shall remain in effect until a subsequent election, if any, is made and becomes effective under Section 7.4.

7.4.    Subsequent Election of Form of Payment or Commencement Date. A Participant may elect at any time to change the form of payment specified for his Non-elective Account under Section 7.2 or, if applicable, under an election made pursuant to Section 7.3; or to defer the Commencement Date of his Non-elective Account to a specified date that is after the date on which payment would otherwise begin under Section 7.1 or, if later, under an election made pursuant to Section 7.3; provided that the election must be made at least 12 months before the date on which payment would otherwise begin, that such election will not become effective until 12 months after the date the election is made; and provided further that the election must specify a Commencement Date that is at least 5 years after the date on which payment of his Non-elective Account would otherwise have begun under Section 7.1 or, if applicable, under an election made pursuant to Section 7.3.

The Participant's election under this Section 7.4 shall remain in effect until a new subsequent election, if any, is made and becomes effective under this Section 7.4.

8.    Payment to Key Employees.

Notwithstanding any provision of Section 6 or Section 7 to the contrary, if payment of a Key Employee's Account is to be made because of the Key Employee's Termination of Employment, payment to such Key Employee shall begin on or within 60 days after the first day of the seventh month after the Participant's Termination of Employment or, if later, on the date payment would otherwise begin under Section 6 or Section 7.

If the Key Employee elected to receive monthly Installments, and if payment is delayed under this Section 8, the first payment to the Key Employee shall include a lump sum equal to the sum of the missed monthly payments, plus interest at the rate specified in Section 2(v) for the period of the delay. Effective January 1, 2011, if the Key Employee elected to receive a lump sum or annual Installments, and if payment is delayed under this Section 8, the first payment to the Key Employee shall be adjusted to reflect any change in value based upon the underlying hypothetical investment accounts selected by the Key Employee for the period of the delay.

9.    Vesting.

9.1    A Participant's Elective Account shall be 100% vested and non-forfeitable at all times.

9.2.    Except as otherwise provided in Section 7.3, a Group A Participant's Non-elective Account will vest in accordance with the following table:

If, at Termination of Employment or, if earlier, Discontinuance of Participation, the Participant has	The Participant is entitled to the following percentage of his Non-Elective Account
Less than 1 Year of Vesting Service	—%
At least 1 but less than 2 Years of Vesting Service	20%
At least 2 but less than 3 Years of Vesting Service	40%
At least 3 but less than 4 Years of Vesting Service	60%
At least 4 but less than 5 Years of Vesting Service	80%
5 or more Years of Vesting Service	100%

Notwithstanding the foregoing, a Participant's Non-elective Account shall be 100% vested if the Participant dies or becomes Disabled while an employee and a Participant.

9.3.    Except as otherwise provided in Section 7.3, a Group B Participant's Non-elective Account will be 100% vested and nonforfeitable at all times.

9.4    The provisions for vesting set forth in this Section 9 are not intended to give any Participants any rights or claim to any specific assets of the Company.

10.    Accelerated Payment.

10.1    Unforeseeable Emergency. Notwithstanding Section 6 or Section 7 above, a Participant who has suffered an Unforeseeable Emergency, as hereafter defined, may apply to withdraw amounts from the Participant's Elective Account and vested Non-elective Account to the extent reasonably needed to satisfy the Unforeseeable Emergency. If the Committee, in its sole discretion, determines that an Unforeseeable Emergency has occurred, it shall pay to the Participant that portion of his Account which the Committee determines is necessary to satisfy the emergency need, including any amounts necessary to pay any federal, state or local income taxes reasonably anticipated to result from the distribution. Payment shall be made in a lump sum. A Participant requesting an emergency payment shall apply for the payment in writing on a form approved by the Committee and shall provide such additional information as the Committee may require. For purposes of this Section, “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from any of the following:

(a)    An accident or illness of the Participant or the Participant's spouse, Beneficiary or dependent (as defined in Code Section 152 without regard to Code Section 152(b)(1), (b)(2) or (d)(1)(B));

(b)    Loss of the Participant's property due to casualty, including the need to rebuild a home following damage not otherwise covered by insurance;

(c)    Any other similar extraordinary and unforeseeable circumstance that the Committee, in its sole discretion, determines constitutes an unforeseen emergency which is not relieved by compensation through insurance or otherwise, and which cannot reasonably be relieved by the liquidation of the Participant's other assets without causing severe financial hardship.

10.2     Domestic Relations Order Notwithstanding any provision of Section 6 or Section 7 to the contrary, the Committee may, in its discretion, distribute a portion of the Participant's Elective and/or Non-elective Account to the extent vested and to the extent necessary to satisfy the terms of a domestic relations order, as defined under Code Section 414(p)(1)(B).

10.3    Small Benefits. Notwithstanding any provision of this Plan to the contrary, the Committee may, in its discretion, distribute the Participant's Elective Account balance, if any, and vested Non-elective Account balance in a lump sum within 60 days after the Participant's death or Termination of Employment provided that (1) the Participant's entire vested benefit in any other nonqualified account balance plan of the Company or any Controlled Group Member that is treated, with this Plan, as a single nonqualified deferred compensation plan under section 1.409A-1(c)(2) of the Income Tax Regulations shall also be paid in a lump sum within 60 days after the Participant's death or Termination of Employment and (2) the total balance of the Participant's vested Accounts and such other vested benefits does not exceed the applicable dollar amount under Code Section 402(g) (1)(B) (e.g., $16,500 for 2011) for the calendar year in which the distribution is made.

11.    Death Benefits. If a Participant dies before payment begins under Section 6 or 7, as applicable, the Employer will pay or cause the balance of the Participant's Elective Account and the vested balance of the Non-elective Account to be paid in a lump sum to such Participant's Beneficiary. Payment will be made by the last day of the Plan Year in which the death occurred or, if later, within 60 days after the date of the death. Proof of death must be furnished in a form acceptable to the Committee.

12.    Disability Benefits.

12.1    Commencement Date and Form of Payment. If a Participant becomes Disabled before payment of his Non-elective Account begins under Section 7, the Employer will pay or cause the Participant's Non-elective Account to be paid in a lump sum to such Participant. Payment will be made by the last day of the Plan Year in which the Disability occurred or, if later, within 60 days after the date of Disability.

12.2    Initial Election of Installments. Notwithstanding the provisions of Section 12.1, the Participant may elect under this Section 12.2 to receive his Non-elective Account in Installments in the event he becomes Disabled before payment begins. If the Participant dies after Installment payments begin, the remaining Account balance shall be paid to the Participant's Beneficiary or Beneficiaries in a lump sum within 60 days after the Participant's death or, if later, by the end of the Plan Year in which the Participant's death occurred.

An election may be made at any time during the period beginning on the date the Participant is designated as a Participant and ending 30 days after his Participation begins; provided that (1) the Participant shall have no vested interest in his Non-elective Account until the later of (A) the date the Non-Elective Account would otherwise become 20% vested pursuant to the terms of Section 9.2 in the case of a Group A Participant or 100% vested under Section 9.3 in the case of a Group B Participant and (B) the first day of the 14th month following the date his participation begins (unless, prior to the later of such dates, the Participant dies or becomes Disabled while an employee and a Participant, in which case the Non-elective Account, if any, shall be 100% vested and shall be paid in accordance with Section 11 or Section 12.1, as applicable).

A Participant who does not make an effective election to receive Installments shall be deemed to have elected to receive payment of his Non-elective Account under Section 12.1.

The Participant's election (or deemed election) shall be irrevocable.

13.    Change in Control. In the event of a Change in Control, the Participant's Elective Account shall be distributed as if the Participant's Termination of Employment had occurred, whether or not Participant's employment status with the Employer or any successor of the Employer has changed. In the event of a Change in Control (as defined in a Change in Control Agreement, if any, in effect between a Participant and the Company at the date a Change in Control occurs), the terms of such Change in Control Agreement shall apply with respect to such Participant's Non-elective Account. If no Change in Control Agreement is in effect between a Participant and the Company at the date a Change in Control occurs, the Participant's Non-elective Account shall be 100% vested and shall be distributed as if the Participant's Termination of Employment had occurred, whether or not the Participant's employment status with the Employer or any successor of the Employer has changed.

14.    Beneficiary. A Participant shall designate a Beneficiary or Beneficiaries to receive benefits under the Plan by completing the Beneficiary Designation. If more than one Beneficiary is named, the shares or precedence of each Beneficiary shall be indicated. A Participant shall have the right to change the Beneficiary by submitting to the Committee a new Beneficiary Designation. The Beneficiary Designation must be approved in writing by the Committee; however, upon the Committee's acknowledgement of approval, the effective date of the Beneficiary Designation shall be the date it was executed by the Participant. If the Committee has any doubt as to the proper Beneficiary to receive payments, it shall have the right to withhold payments until the matter is finally adjudicated or to interplead the Participant's Elective and/or Non-elective Account into a court of competent jurisdiction. Any payment made by the Employer in good faith and in accordance with the provisions of this Plan and a Participant's Beneficiary Designation shall fully discharge the Employer and Committee from all further obligations with respect to the payment.

15.    Source of Benefits.

15.1    Benefits Payable from General Assets. The Elective Accounts and Non-elective Accounts at all times shall be unfunded and except as set forth in Section 15.2, no provision shall at any time be made with respect to segregating any assets of the Company for payment of any distributions hereunder. The right of a Participant or his or her designated beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company, and neither the Participant nor a designated beneficiary shall have any rights in or against any specific assets of the Company nor shall any person entitled to payment shall have any claim, right, security interest, or other interest in any fund, trust, account, or other asset of an Employer that may be looked to for payment. An Employer's liability for the payment of benefits shall be evidenced only by this Plan. In all events, it is the intent of each Employer that the Plan be treated as unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.

15.2    Investments to Facilitate Payment of Benefits. Although the Employer is not obligated to invest in any specific asset or fund in order to provide the means for the payment of any liabilities under this Plan, the employer may elect to do so and may also elect to acquire life insurance policies on any Participant, create a “Rabbi” trust, or create a “Springing” trust.

The Participant also understands and agrees that the participation of Participant, in any way, in the acquisition of any insurance policy or any other general asset by the Employer shall not constitute a representation to the Participant, the designated recipient, or any person claiming through the Participant that any of them has a special or beneficial interest in the general asset.

In the event of a Change in Control, the Company shall establish a grantor trust in the form of a rabbi trust agreement that is substantially similar to the form attached hereto as Exhibit A (unless such a trust has already been established before the Change in Control), and shall make a contribution to such trust in an amount equal to the accrued liabilities under this Plan as of the date of the Change in Control. The Company shall also make such contributions as may be necessary from time to time to reflect any subsequent increase in liabilities under the Plan after the Change in Control.

15.3    Employer Obligation. The Employer shall have no obligation of any nature whatsoever to a Participant under this Plan other than what is specifically stated in the Plan.

16.    Termination of Employment. This Plan does not obligate the Employer to continue the employment of a Participant with the Employer nor does it limit the right of the Employer at any time and for any reason to terminate the Participant's employment. Termination of a Participant's employment with the Employer for any reason, whether by action of the Employer or otherwise, shall immediately terminate a Participant's continued participation in this Plan. In no event shall this Plan by its terms or implications constitute an employment contract of any nature whatsoever between the Employer and a Participant.

17.    Terminations, Amendments, Modification or Supplement of Plan. The Employer reserves the right to terminate, amend, modify or supplement this Plan, wholly or partially, and from time to time, at any time. Such right to terminate, amend, modify, or supplement this Plan shall be exercised for the Employer by the Board of Directors; provided, however, that no action to terminate this Plan shall be taken except upon written notice to each Participant to be affected, which notice shall be given not less than 30 days prior to the action. Any action under this Section 14.1 shall not affect rights previously accrued under this Plan. Notwithstanding the foregoing, the Company intends that any amendment, modification or termination shall be in accordance with the provisions of Code Section 409A and that adverse tax consequences for Participants under Code Section 409A not result from such amendment, modification, or termination.

18.    Other Benefits and Agreements. The benefits provided for a Participant and any Beneficiary hereunder and under this Plan are in addition to any other benefits available to such Participant under any other program or plan of the Employer for its employees, and, except as may otherwise be expressly provided for, this Plan shall supplement and shall not supersede, modify, or amend any other program or plan of the Employer or a Participant.

19.    Restrictions on Alienation of Benefits. No right or benefit under this Plan shall be subject to sale, assignment, or encumbrances, and any attempt to sell, assign, or encumber the Plan shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contract, liabilities, or torts of the person entitled to such benefit. If any Participant or Beneficiary under this Plan should become bankrupt or attempt to sell, assign, or encumber any right to a benefit under this Plan then such right or benefit shall, in the discretion of the Committee, terminate, and, in that event, the Committee shall hold or apply the same or any part of it for the benefit of the Participant or Beneficiary, or the Participant's spouse, children, or other dependents, in a manner and in a portion that the Committee, in its sole and absolute discretion, may deem proper.

20.    Withholding. There shall be deducted from all benefits paid under this Plan the amount of any taxes required to be withheld by any federal, state or local government. The Participants and their Beneficiaries will bear any and all federal, foreign, state, local or other income or other taxes imposed on amounts paid under this Plan.

21.    Administration of this Plan.

21.1    Appointment of Committee. The general administration of this Plan, as well as its construction and interpretation, shall be vested in the Committee or its successor, as the members of which are designated and appointed from time to time by the Board of Directors. Notwithstanding the foregoing, the Company intends that construction and interpretation of the Plan shall be in accordance with the provisions of Code Section 409A and that adverse tax consequences for Participants under Code Section 409A not result from such construction or interpretation.

Notwithstanding any provision of the Plan to the contrary, the Plan is intended to comply with Code Section 409A, and any ambiguous provision will be construed in a manner that is compliant with, or exempt from, the application of Code Section 409A. If any provision of this Plan would cause a Participant to incur taxation or interest under Code Section 409A, the Company may reform such provision to comply with Section 409A, or an exemption or exception thereunder, to the full extent permitted under Code Section 409A.

21.2    Committee Rules and Powers - General. Subject to the provisions of this Plan, the Committee shall from time to time establish rules, forms, and procedures for the administration of this Plan. Such decisions, actions and records of the Committee shall be conclusive and binding upon the Employer and all persons having or claiming to have any right or interest in or under the Plan.

21.3    Reliance of Certificate, Etc. The members of the Committee and the officers and directors of the Employer shall be entitled to rely on all certificates and reports made by any duly appointed accountants, and on all opinions given by any duly appointed legal counsel. Such legal counsel may be counsel for the Employer.

21.4    Determination of Benefits. In addition to the powers specified, the Committee shall have the power to compute and certify under this Plan the amount and kind of benefits from time to time payable to Participants and their Beneficiaries and to authorize all disbursements for such purposes.

21.5    Information to Committee. To enable the Committee to perform its functions, the Employer shall supply full and timely information to the Committee on all matters relating to the compensation of all Participants, their retirement, death or other cause for termination of employment and such other pertinent facts as the Committee may require.

22.    Claims. All claims for benefits under the Plan shall be made to the Committee. If the Committee denies a claim, the Committee may provide notice to the Participant or beneficiary, in writing, within 90 days after the claim is filed unless special circumstances require an extension of time for processing the claim, not exceed an additional 90 days. If the Committee does not notify the Participant or Beneficiary of the denial of the claim within the time period specified above, then the claim shall be deemed denied. The notice of a denial of a claims shall be written in a manner calculated to be understood by the claimant and shall set forth (1) specific references to the pertinent Plan provisions on which the denial is based; (2) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation as to why such information is necessary; and (3) an explanation of the Plan's claim procedure.

Within 60 days after receipt of the above material, the claimant shall have a reasonable opportunity to appeal the claim denial to the Committee for a full and fair review. The claimant or his duly authorized representative may (1) request a review upon written notice to the Committee; (2) review pertinent documents; and (3) submit issues and comments in writing.

A decision on the review by the Committee will be made not later than 60 days after receipt of a request for review, unless special circumstances require an extension of time for processing (such as the need to hold a hearing), in which case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of a request for review. The decision on review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent Plan provisions on which the decision is based.

23.    Miscellaneous.

23.1    Execution of Receipts and Releases. Any payment to any Participant, a Participant's legal representative, or Beneficiary in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Employer. The employer may require the Participant, legal representative, or Beneficiary, as a condition precedent to payment, to execute a receipt and release in a form it may determine.

23.2    No Guarantee of Interests. Neither the Committee nor any of its members guarantees the payment of any amounts which may be or become due to any person or entity under this Plan. The liability of the Employer to make any payment under this Plan is limited to the then available assets of the Employer.

23.3    Employer Records. Records of the Employer as to a Participant's employment, termination of employment and the reason therefore, re-employment, authorized leaves of absence, and compensation shall be conclusive on all persons and entities, unless determined to incorrect.

23.4    Evidence. Evidence required of anyone under this Plan and any Plan Agreement executed may be by certificate, affidavit, document, or other information which the person or entity acting on it considers pertinent and reliable, and signed, made, or presented by the proper party or parties.

24.5    Administration Expenses. The Company shall bear all costs and expenses necessary to administer the Plan.

24.6    Manner of Distribution to Minors or Incompetents. If at any time any distributee is, in the judgment of the Committee, legally, physically or mentally incapable of receiving any distribution due to such distributee, the distribution will be made to the guardian or legal representative of the distributee, or, if none exists, to any other person or institution that, in the Committee's judgment, will apply the distribution in the best interests of the intended distributee.

24.7    Notice. Any notice which shall or may be given under this Plan shall be in writing and shall be mailed by United States mail, postage prepaid. If notice is to be given to the Employer, such notice shall be addressed to the Employer at:

Black Hills Corporation
P.O. Box 1400
Rapid City, SD 57709
Attn: Secretary of Black Hills Corporation.

24.8    Change of Address. Any party may, from time to time, change the address to which notices shall be mailed by giving written notice of such new address.

24.9    Effect of Provisions. The provisions of this Plan shall be binding upon the Employer and its successors and assigns, and upon the Participant, Beneficiaries, assigns, heirs, executors and administrators.

24.10    Headings. The titles and headings of Articles and Sections are included for convenience of reference only and are not to be considered in the construction of the provisions hereof.

24.11    Governing Law. All questions arising with respect to this Plan shall be determined by reference to the laws of the State of South Dakota unless preempted by federal law.

24.12    Binding Agreement. This Plan shall be binding on the parties hereto, their heirs, executors, administrators, and successors in interest.

24.13    Governmental Entities and Securities Exchanges. The Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

24.14    Rule 16b-3 Securities Law Compliance for Insiders. Transactions under the Plan with respect to Insiders (as defined below) are intended to comply with all applicable conditions of Rule 16b-3 under the Securities Exchange Act of 1934 (the ”Exchange Act”) to the extent that Section 16 is of the Exchange Act is then applicable to the Company. Any ambiguities or inconsistencies in the construction of the Plan shall be interpreted to give effect to such intention. For purposes of the Plan, the term “Insider” means an individual who is, on the relevant date, an officer, director, or ten percent (10%) beneficial owner of any class of the Company's equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 12 of the Exchange Act.

24.15    Notice to Insiders and Securities and Exchange Commission. To the extent required by applicable law, the Company shall provide notice to any Insider (as defined in Section 24.14), as well as to the Securities and exchange Commission, of any “blackout period” (as defined in Section 306(a)(4) of the Sarbanes-Oxley Act of 2002) in any case in which an Insider is subject to the requirements of Section 304 of said Act in connection with a “blackout period.”

[signature page to follow]

BLACK HILLS CORPORATION

By: /s/ David R. Emery
Chairman, President and CEO

BLACK HILLS CORPORATION
NONQUALIFIED DEFERRED COMPENSATION PLAN
(As Amended and Restated effective January 1, 2011)

Schedule 1 - Group 1
Participants Eligible for Supplemental Target Contributions

Name	Percentage of Total Compensation	Effective Date of Participation
Garner Anderson	11.5%	January 1, 2010
Jeff Berzina	11.5%	January 1, 2010
Scott Buchholz	14%	January 1, 2010
Tony Cleberg	21.5%	January 1, 2010
Linn Evans	20%	January 1, 2010
Steve Helmers	7%	January 1, 2010
Rich Kinzley	17.5%	January 1, 2010
Perry Krush	14.5%	January 1, 2010
Bob Myers	23%	January 1, 2010
Lynn Wilson	13%	January 1, 2010
Mark Lux	8%	January 27, 2010

The Board may, in its discretion, designate individuals who become Participants after January 1, 2010 as Group 1 Participants. For each such Participant so designated, the Board shall, shall, in its discretion, designate the percentage of Total Compensation to be allocated as a Supplemental Target Contribution.

Schedule 2 - Group 2
Participants Eligible for Supplemental Matching Contributions

Name	Percentage of Excess Compensation for Supplemental Matching Contributions	Effective Date of Participation
Garner Anderson	6%	January 1, 2010
Jeff Berzina	6%	January 1, 2010
Scott Buchholz	6%	January 1, 2010
Tony Cleberg	6%	January 1, 2010
Linn Evans	6%	January 1, 2010
Steve Helmers	6%	January 1, 2010
Rich Kinzley	6%	January 1, 2010
Perry Krush	6%	January 1, 2010
Bob Myers	6%	January 1, 2010
Lynn Wilson	6%	January 1, 2010
Mark Lux	6%	January 27, 2010

The Board may, in its discretion, designate individuals who become Participants after January 1, 2010 as Group 2 Participants. For each such Participant so designated, the percentage of Total Compensation to be allocated as a Supplemental Matching Contribution shall be 6%.

Schedule 3 - Group 3
Participants Eligible for Supplemental Retirement Contributions

Name	Effective Date of Participation
Jeff Berzina	January 1, 2010
Steve Helmers	January 1, 2010
Tony Cleberg	January 1, 2010
Linn Evans	January 1, 2010
Rich Kinzley	January 1, 2010
Bob Myers	January 1, 2010
Mark Lux	January 27, 2010

The Board may, in its discretion, designate individuals who become Participants after January 1, 2010 as Group 3 Participants. For each such Participant so designated, the percentage of Total Compensation to be allocated as a Supplemental Retirement Contribution shall be based upon the RSP points schedule.

Appendix A - Group A Participants

Name	Effective Date of Participation
Garner Anderson	January 1, 2010
Jeff Berzina	January 1, 2010
Scott Buchholz	January 1, 2010
Tony Cleberg	January 1, 2010
Linn Evans	January 1, 2010
Rich Kinzley	January 1, 2010
Perry Krush	January 1, 2010
Bob Myers	January 1, 2010
Lynn Wilson	January 1, 2010
Mark Lux	January 27, 2010

The Board may, in its discretion, designate individuals who become Participants after January 1, 2010 as Group A Participants.

Appendix B - Group B Participants

Name	Effective Date of Participation
Steve Helmers	January 1, 2010